[Foreside Distribution Services, L.P. Letterhead]

March 12, 2009

The Lou Holland Trust

Holland Capital Management, LLC

1 N. Wacker Drive, Suite 700

Chicago, Illinois 60606

Re:	Waiver of Certain Distribution Fees

To Whom It May Concern:

The Lou Holland Trust (“Company”), Holland Capital Management, LLC (the “Adviser”) and Foreside entered into a Distribution Agreement dated as of December 3, 2007 (the “2007 Agreement”), whereby Foreside provides certain distribution services (the “Services”) to the Company. On March 31, 2009, the 2007 Agreement will automatically terminate and the Company, the Adviser and Foreside will execute a new Distribution Agreement (the “2009 Agreement”) for the provision of the Services.

Commencing on January 1, 2009 through March 30, 2009, Foreside agrees to waive the base fee of $42,000 and 10 basis points of the 25 basis points asset-based fee in the 2007 Agreement. Commencing on March 31, 2009 through December 31, 2009, Foreside agrees to waive the base fee of $42,000 and 10 basis points of the 25 basis points asset-based fee in the 2009 Agreement.

This letter shall not amend any other provision of the 2007 Agreement or the 2009 Agreement and all other provisions of each such agreement shall remain in full force and effect. Please sign both copies of this letter and return one fully executed copy to Megan Stauffer, Foreside, Three Canal Plaza, Suite 100, Portland, ME 04101.

If you have any questions, please contact Mark Redman at (614) 416-8834.

FORESIDE DISTRIBUTION SERVICES, L.P.

/s/ Mark S. Redman
Mark S. Redman, President

Agreed and Acknowledged:

HOLLAND CAPITAL MANAGEMENT, LLC	LOU HOLLAND TRUST

By: /s/ Monica Walker	By: /s/ Laura J. Janus
Name: Monica Walker	Name: Laura Janus
Title: President	Title: Secretary